UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 29, 2014

First Financial Northwest, Inc.
(Exact name of registrant as specified in its charter)

Washington	001-3365	26-0610707
State or other jurisdiction of Incorporation	Commission File Number	(I.R.S. Employer Identification No.)

201 Wells Avenue South, Renton, Washington		98057
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number (including area code) (425) 255-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 3, 2014, First Financial Northwest, Inc. (“Company”) and its financial institution subsidiary, First Savings Bank Northwest (“Bank”), announced the retirement of Director Robert L. Anderson from the Boards of Directors of the Company and the Bank.  Mr. Anderson notified the Board of Directors on January 29, 2014 that he will not stand for re-election as a Director of the Company or the Bank at their respective annual meetings of shareholders and that he will retire at the conclusion of the Company’s next annual meeting of shareholders, tentatively scheduled to be held on June 25, 2014.  The Company’s Board of Directors has determined that it will reduce its size from eight to seven members at the time of Mr. Anderson’s retirement.

Mr. Anderson has served as a director of the Company since its formation in 2007 and has served as a director of the Bank since 1980.  Mr. Anderson currently serves as a member of the Board of Directors’ Compensation Committee and Nominating and Corporate Governance Committee.  In connection with his announcement of his intention not to stand for re-election, Mr. Anderson did not cite any disagreement with the Company pertaining to the Company’s operations, policies or practices.

Item 9.01. Financial Statements and Exhibits

(d)           Exhibits

The following exhibit is being furnished herewith and this list shall constitute the exhibit index:

10.1           Press Release dated February 3, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST FINANCIAL NORTHWEST, INC.

DATE: February 3, 2014	By: /s/Richard P. Jacobson
Richard P. Jacobson
Chief Financial Officer